Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-147614

PROSPECTUS SUPPLEMENT

To prospectus dated January 24, 2008

DUSA PHARMACEUTICALS, INC.

Prospectus Supplement No. 1 dated February 8, 2012

(To Prospectus dated January 24, 2008)

5,726,302 Shares

This prospectus supplement No. 1 supplements information contained in the prospectus, dated January 24, 2008, relating to the offer and sale from time to time of up to 5,726,302 shares of our common stock, no par value per share, including shares of common stock issuable upon the exercise of outstanding warrants, held by the Selling Shareholders identified in the prospectus. The shares of common stock being sold were acquired from us in a private placement completed on October 29, 2007 which is more fully described on page 18 of the prospectus under “Selling Shareholders.” This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto. We will not receive any of the proceeds from the sale of these shares, but we bear all costs, expenses and fees in connection with the registration of the shares.

See “RISK FACTORS” on page 4 of the prospectus as well as the risk factors relating to our business contained in documents we file with the Securities and Exchange Commission which are incorporated by reference in the prospectus for information you should consider before buying any securities hereunder.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 8, 2012.

The information appearing under the heading “Selling Shareholders” in the prospectus dated January 24, 2008 is hereby amended by the following information.

SELLING SHAREHOLDERS

Effective as of January 27, 2012, Becker Drapkin Partners (QP), L.P. (f/k/a SRB Greenway Capital (QP), L.P.) and Becker Drapkin Partners, L.P. (f/k/a SRB Greenway Capital, L.P.), named selling shareholders in the prospectus, had transferred all of the warrants they held which were issued in connection with that certain securities purchase agreement, dated as of October 29, 2007, or the SPA, to OTA LLC. Prior to this transaction, the warrants which were issued under the SPA to SRB Greenway Offshore Operating Fund, L.P. had been internally transferred to Becker Drapkin Partners (QP), L.P. and Becker Drapkin Partners L.P. Accordingly, the warrants exercisable for shares of common stock previously held by SRB Greenway Offshore Operating Fund, L.P., Becker Drapkin Partners (QP), L.P. and Becker Drapkin Partners L.P. are now owned by OTA LLC. We have been advised that SRB Greenway Offshore Operating Fund, L.P., Becker Drapkin Partners (QP), L.P. and Becker Drapkin Partners L.P. do not own any shares of our common stock beneficially.

The Selling Shareholders table in the prospectus is hereby amended by removing the rows relating to Becker Drapkin Partners (QP), L.P., Becker Drapkin Partners L.P., and SRB Greenway Offshore Operating Fund, L.P. and adding the line relating to OTA LLC, in order to reflect the above transaction. The information is based on information provided by OTA LLC, Becker Drapkin Partners (QP), L.P. and Becker Drapkin Partners L.P. to us and is as of February 2, 2012, unless stated otherwise. The table and footnotes assume that the Selling Shareholders will sell all of such shares. However, because the Selling Shareholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Shareholders or that will be held by the Selling Shareholders after completion of any sales. We do not know how long the Selling Shareholders will hold the shares before selling them. Information concerning the Selling Shareholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned Prior to Offering			Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering
Name	Number		Percentage (1)		Number	Percentage (1)
OTA LLC	333,166	(2)	1.35	333,166	0	*

*	Less than 1%
(1)	Percentages are based on 24,649,614 shares of our common stock that were outstanding on December 31, 2011.
(2)	Consists of 333,166 shares of common stock that may be acquired by OTA LLC upon the exercise of warrants transferred from Becker Drapkin Partners (QP), L.P. and Becker Drapkin Partners L.P. The warrants were originally issued in connection with the private placement completed on October 29, 2007.